UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 11, 2015

     KOHLS CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number:    001-11084

Wisconsin (State or other jurisdiction of incorporation)	39-1630919 (IRS Employer Identification No.)

N56 W17000 Ridgewood Drive
  Menomonee Falls, Wisconsin 53051

(Address of principal executive offices)

  (262) 703-7000

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 11, 2015, the Board of Directors (the “Board”) of Kohl’s Corporation (the “Company”) approved and adopted Amended and Restated Bylaws (the “Bylaws”), which became effective the same day, to implement new “proxy access” rights for eligible shareholders, among other amendments.

After a non-binding shareholder proposal received a favorable vote from a majority of votes cast on the matter at the Company’s 2015 annual meeting of shareholders, the Company engaged in discussions regarding proxy access with a number of its largest shareholders that together held over 40% of its outstanding stock.  This shareholder engagement allowed the Company to gain valuable feedback from its shareholders regarding proxy access, including feedback as to the particular proxy access parameters that the Company’s shareholders viewed as appropriate.

As amended, Article II, Section 2.12 of the Bylaws generally permits an eligible shareholder, or a group of up to 20 shareholders, that has continuously owned at least three percent of the Company’s outstanding shares of common stock for three years to include in the Company’s proxy materials director nominations of up to the greater of two Directors and 20% of the number of Directors currently serving on the Company’s Board, subject to the terms and conditions specified in the Bylaws.

The Board further amended Article III, Section 3.13 of the Bylaws in order to conform this section with the Wisconsin Business Corporation statutory provisions regarding committee powers.  Certain technical and conforming amendments were also made to the Bylaws.

The preceding summary of the amendments to the Bylaws is qualified in its entirety by reference to, and should be read in connection with, the complete copy of the Amended and Restated Bylaws attached hereto and incorporated herein by reference.

Item 9.01.

Financial Statements and Exhibits

(d)

Exhibits

Exhibit No.

Description

3.1

Amended and Restated Bylaws of Kohl’s Corporation (clean version)

3.2

Amended and Restated Bylaws of Kohl’s Corporation (marked version)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 13, 2015

KOHL’S CORPORATION

By:   /s/ Jason J. Kelroy

Jason J. Kelroy

Executive Vice President,

General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Kohl’s Corporation (clean version)
3.2	Amended and Restated Bylaws of Kohl’s Corporation (marked version)